Exhibit 5.1
OPINION OF MILES & STOCKBRIDGE P.C.
June 14, 2010
FelCor Lodging Trust Incorporated
545 E. John Carpenter Freeway, Suite 1300
Irving, Texas 75062
Ladies and Gentlemen:
We have acted as special Maryland counsel to Felcor Lodging Trust Incorporated, a Maryland corporation (the “Company”), in connection with the registration under the Securities Act of 1933, as amended (the “Act”), of up to 28.75 million shares of the Company’s common stock, par value $0.01 per share (including up to 3.75 million shares subject to the underwriters’ overallotment option, the “Common Stock”), on its Registration Statement on Form S-11 filed with the Securities and Exchange Commission on May 13, 2010, as amended to the date hereof (File No. 333-166779) (the “Registration Statement”).
We have examined the Registration Statement and such corporate records, certificates and documents as we deemed necessary for the purpose of this opinion. We have relied as to certain factual matters on information obtained from public officials and officers of the Company. Further, we have assumed that, prior to issuance and sale of the Common Stock, the committee of the board of directors of the Company, to which the board has delegated the power to authorize the issuance and sale of the Common Stock and to set the price thereof, will have duly authorized such issuance and sale within the parameters set by the board. Based on our examination and subject to the assumptions and qualifications set forth herein, we advise you that in our opinion the shares of the Common Stock offered by the Company, when issued and sold under the circumstances contemplated in the Registration Statement, will be duly authorized, legally issued, fully paid and non-assessable.
We express no opinion with respect to the laws of, or the effect or applicability of the laws of, any jurisdiction other than, and our opinion expressed herein is limited to, the laws of the State of Maryland. The opinion expressed herein is limited to the matters expressly set forth in this letter and no other opinion should be inferred beyond the matters expressly stated.
We hereby consent to the use of our name under the heading “Legal Matters” in the prospectus forming a part of the Registration Statement and to the filing of this opinion as an exhibit to the Registration Statement. In giving our consent, we do not thereby admit that we are in the

FelCor Lodging Trust Incorporated
June 14, 2010

category of persons whose consent is required under Section 7 of the Act or the rules and regulations of the Securities and Exchange Commission thereunder.
Very truly yours,
Miles & Stockbridge P.C.

By:	/s/ Christopher R. Johnson
Principal